EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Paranovus Entertainment Technology Ltd. (the “Company”) of our report dated July 30, 2024, relating to the consolidated balance sheets of the Company as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholder’s equity, and cash flows for the years ended March 31, 2024 and 2023 and the related notes, included in its Annual Report on Form 20-F of the Company for the year ended March 31, 2024, filed with the U.S. Securities and Exchange Commission on July 30, 2024.We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Enrome LLP

Singapore

January 14, 2025

Enrome LLP	143 Cecil Street #19-03/04 GB Building Singapore 069542	admin@enrome-group.com www.enrome-group.com